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Exhibit 1.1

SANPAOLO IMI S.p.A.

ARTICLES AND BY-LAWS

         SANPAOLO IMI S.p.A.
A Company registered in the Register of Banks
Reporting Bank for Bank of Italy purposes of the SANPAOLO IMI Banking Group registered in the Register of Banking Groups
Registered Office at Piazza San Carlo 156, Turin, Italy
Share capital of Euro 5,144,064,800 wholly paid up
Tax code, V.A.T. number and Turin Company Register 06210280019
Italian Banking Association code number 1025-6
Member of the Interbank Deposit Guarantee Fund

Update as of December 17, 2002

CONTENTS

SECTION I	CONSTITUTION—REGISTERED OFFICE—LIFE AND PURPOSE OF THE COMPANY	pag. 2
SECTION II	SHARE CAPITAL AND SHARES	pag. 3
SECTION III	SHAREHOLDERS' MEETING	pag. 4
SECTION IV	DIRECTORS	pag. 5
SECTION V	BOARD OF STATUTORY AUDITORS	pag. 8
SECTION VI	MANAGEMENT	pag. 9
SECTION VII	LEGAL REPRESENTATION AND CORPORATE SEAL	pag. 10
SECTION VIII	FINANCIAL RESULTS AND PROFITS	pag. 10
SECTION IX	STATUTORY BODIES	pag. 11
SECTION X	WINDING UP	pag. 11

SECTION I
CONSTITUTION—REGISTERED OFFICE—LIFE AND PURPOSE OF THE COMPANY

ARTICLE 1

        1.1   The Company is called "SANPAOLO IMI S.p.A." and is established as a company limited by shares.

        1.2   The Company is a Bank according to the terms of Legislative Decree 385 of September 1, 1993.

        1.3   The Company can use in its corporate design the trademarks of the incorporating Company and of the incorporated companies as long as they are accompanied by their own name.

ARTICLE 2

        2.1   The Company has its registered office at Piazza San Carlo 156, Turin, Italy and secondary offices, with permanent establishment, at Viale dell'Arte 25, Rome, and Via Farini 22, Bologna.

        2.2   Within the observance of the regulations in force, it may open and close branches and representative offices in Italy and abroad.

ARTICLE 3

        3.1   The life of the Company is fixed until December 31, 2100.

        3.2   The extension of the life of the Company must be approved by the Extraordinary Meeting of Shareholders with a legal majority.

ARTICLE 4

        4.1   The Company has as its purpose the collection of deposits from the public and the business of lending in its various forms, in Italy and abroad.

        4.2   The Company may undertake, within the limits of the regulations in force, all banking and financial transactions and services as well as any other transaction in the way of business and in whatever way related to the achievement of its corporate objective.

        4.3   The Company may also undertake all the activities which the Istituto Bancario San Paolo di Torino and the Istituto Mobiliare Italiano were authorised to carry out according to law or administrative regulations.

        4.4   The Company—in its capacity as Reporting Bank for Bank of Italy purposes of the SANPAOLO IMI Banking Group according to the terms of Article 61 of Legislative Decree 385 of September 1, 1993—issues, in the exercise of its function of management and coordination, instructions to the members of the Group for the execution of the instructions issued by the Regulatory Authorities in the interests of stability of the Group itself as a whole.

ARTICLE 5

        5.1   The Company can issue bonds and other securities according to the regulations in force.

SECTION II
EQUITY CAPITAL AND SHARES

ARTICLE 6

        6.1   The share capital is Euro 5,144,064,800 (five billion, one hundred and forty four million, sixty four thousand, eight hundred Euro) divided into 1,448,831,982 ordinary shares and 388,334,018 preference shares with a nominal unit value of Euro 2.8. The share capital may be increased through the issue of shares with rights different from those included in the shares already issued.

        6.2   The preference shares are placed centrally in one or more deposits administered by the Company and the Company is the only authorised depositary. The sale of preference shares is to communicated without delay to the Company by the selling shareholder and triggers the automatic one for one conversion of the preference shares into ordinary shares, except in the case where it is disposed to a company whose capital is wholly controlled. On July 1, 2012, the preference shares will be converted one for one into ordinary shares with the same characteristics as the ordinary shares in circulation at that moment.

        6.3   In the case of paid issues of capital, when there is no exclusion or limit on option rights, the holders of preference shares have option rights on preference shares with the same characteristics or, if not or differently, in order, preference shares with different characteristics, savings shares or ordinary shares.

        6.4   The Board of Directors has the power to increase the share capital, in one or more issues, up to a maximum amount of Euro 7,500,000,000 (seven billion, five hundred million Euro) nominal value, and issue, on one or more occasions, convertible bonds and with or without warrants, up to the same amount but for a sum that on no occasion exceeds the limit provided for by the law. This power may be exercised before April 28, 2004.

        6.4   The Board of Directors also has the power to increase the share capital by means of a paid up rights issue, in one or more issues, up to a maximum amount of Euro 51,440,648 (fifty one million, four hundred and forty thousand and six hundred and forty eight Euro) nominal value, through the issue of ordinary shares reserved, according to Article 2441, par. 8, of the Civil Code and Article 134 of Legislative Decree 58 of February 24, 1998, to employees of the Company or also to employees of subsidiary companies according to Article 2359 of the Civil Code who participate in the share incentive schemes approved by the Board itself. This power may be exercised before April 27, 2007.

        6.5   Following the deliberations of the Board of Directors on February 9, 1999, December 21, 1999, June 27, 2000, December 18, 2001 and 17 December 2002, on the basis of the mandates given by the Shareholders' Meetings of July 31, 1998 and April 30, 2002, the share capital may be increased up to a maximum nominal amount of Euro 62,804,756 (sixty two million, eight hundred and four thousand, seven hundred and fifty six).

ARTICLE 7

        7.1   In the case of an increase in the share capital, approved by the Shareholders' Meeting, the methods and the conditions related to the issue of new capital, the dates and the methods of payment, will be determined by the Board of Directors.

        7.2   In the case of late payment, annual interest, set by the Board of Directors but in any case not exceeding 3% more than the official discount rate, will be applied. The legal consequences for any shareholder who does not execute the payments due and the responsibility of the assignors or endorsers of shares not released remain the same.

        7.3   Delivery may be made against goods different from cash.

        7.4   The Company can acquire its own shares within the limits and according to the procedures established by the laws in force.

SECTION III
SHAREHOLDERS' MEETING

ARTICLE 8

        8.1   The Shareholders' Meeting is ordinary or extraordinary according to the terms of the law and can be called in Italy not necessarily at the registered office.

        8.2   The ordinary Shareholders' Meeting is called at least once a year within four months of the end of the financial year or, when particular circumstances demand, within six months.

        8.3   The extraordinary Shareholders' Meeting is called to approve matters reserved to it by law or by these articles of association.

        8.4   Allowing for the faculty of summons established by specific legal requirements, the Shareholders' Meeting must be called by the Chairman of the Board of Directors or by his Deputy, within the terms and according to the procedures laid down by the current regulatory provisions.

ARTICLE 9

        9.1   Participation and representation in the Shareholders' Meeting are governed by the regulations currently in force.

ARTICLE 10

        10.1 Every ordinary share confers the right to one vote. Preference shares do not have voting rights in ordinary shareholders' meetings.

ARTICLE 11

        11.1 The validity of the Shareholders' Meeting, both ordinary and extraordinary, and both at the first call and at the second or third calls, as established by law, as also for the validity of related motions, is determined by the law.

        11.2 For the nomination of the corporate officers a relative majority is sufficient. In the case of a tie, the older candidate will be elected. For the nominations to the Board of Statutory Auditors, the procedure follows that established by Article 19.

        11.3 Deliberative majorities are calculated without taking account of abstentions.

ARTICLE 12

        12.1 The Shareholders' Meeting, whose workings are governed by the relevant Regulation approved in the ordinary session, is chaired by the Chairman of the Board of Directors or by his Deputy.

        12.2 The Shareholders' Meeting nominates, on the motion of the Chairman, when held appropriate, two or more scrutineers and a Secretary not necessarily shareholders.

        12.3 The assistance of the Secretary is not necessary when the minutes of the Shareholders' Meeting are taken by a Notary Public. The Notary is designated by the Chairman of the Shareholders' Meeting.

        12.4 It is the responsibility of the Chairman to control the right to speak, including proxies, to ascertain if the Shareholders' Meeting is properly constituted and the presence of the legal quorum to approve motions, to manage and regulate the proceedings of the Shareholders' Meeting, to fix the methods of voting and to announce the results of such votes.

        12.5 If debate concerning the agenda of the day is not finished within the day, the Shareholders' Meeting can proceed to a further meeting on the following non-holiday day.

ARTICLE 13

        13.1 The discussions of the Shareholders' Meeting must be recorded in the minutes signed by the Chairman, by the scrutineers, if nominated, and by the Secretary or Notary Public.

        13.2 Copies of the minutes will be certified with the declaration of conformity, signed by the Chairman and by the Secretary.

SECTION IV
DIRECTORS

ARTICLE 14

        14.1 The Company is directed by a Board of Directors composed of a number of members between seven and 20 according to motions approved by the Shareholders' Meeting. The Shareholders' Meeting itself appoints one of them as Chairman.

        14.2 The Directors' term of office is three years and they may be re-elected.

        14.3 Termination, substitution, resignation and annulment on the part of the Directors are governed according to the law.

        14.4 If, because of resignation or other reasons, there is no longer a majority of the Directors elected by the Shareholders' Meeting, the whole Board of Directors must give its resignation and proceed to call a Shareholders' Meeting as soon as possible for its re-election.

ARTICLE 15

        15.1 The Board of Directors may appoint, from among its members, one or more Deputy Chairmen.

        15.2 The Board of Directors nominates one or more Managing Directors, determining his or their roles, as well as the Executive Committee, laying down the number of its members, its authority, its duration, rules and powers. In the Executive Committee the Chairman and the Deputy Chairman or Deputy Chairmen sit ex officio as well as the Managing Director or Managing Directors.

        15.3 The Board of Directors may also elect from among its members special Committees, with a consultative and deliberative role.

        15.4 The General Manager or General Managers take part in the meetings of the Board of Directors and of the Executive Committee in a consultative role.

        15.5 In the matter of extending loans and current management, powers can also be delegated to the General Manager or General Managers, to the Deputy General Manager or Deputy General Managers, to Central Management, to Top and Senior Management, individually or collectively in committees as well as to employees and other personnel within predetermined limits of responsibility.

        15.6 For special and/or subsidized lending governed by specific regulations, powers of approval and drawdown can be delegated to the Group's banking subsidiaries within the limits and according to the criteria agreed between the parties.

        15.7 The Board will determine the methods through which decisions taken by those delegated are brought to the attention of the Board itself.

        15.8 The annual remuneration of the members of the Board of Directors as well as that of the Executive Committee is determined by the Shareholders' Meeting. The annual remuneration will be in part fixed and in part variable.

        15.9 The remuneration of the executive directors with particular responsibilities according to the Articles of Association will be fixed by the Board of Directors, having heard the opinion of the Board of Statutory Auditors.

        15.10 The Shareholders' Meeting may decide, in addition to the remuneration above, the payment to each executive director of a fixed sum for every attendance at the meetings; the Executive Directors have the further right to reimbursement of expenses incurred in the course of their duties and to the payment of daily allowances as decided by the Shareholders' Meeting.

ARTICLE 16

        16.1 The Board of Directors has all powers to exercise the ordinary and extraordinary management of the Company except those expressly accorded by law or by the Articles of Association to the exclusive responsibility of the Shareholders' Meeting.

        16.2 The following matters are the exclusive responsibility of the Board of Directors:

  •
  approvals regarding general management direction, the approval and modification of general regulations regarding business relationships, investment and divestment of shareholdings which may modify the composition of the Banking Group, the nomination of responsibilities in accordance with paragraph 1 of Article 20;

  •
  the establishment of the criteria for coordination and management of the Group's Companies and for the execution of instructions received from the Bank of Italy.

ARTICLE 17

        17.1 The Board of Directors is convened whenever the Chairman considers it necessary or opportune and generally every two months, also to refer to the Board of Statutory Auditors on business carried out and transactions of greatest importance in economic, financial and equity capital terms undertaken by the Company and/or by subsidiary companies as well as, in particular, transactions with potential conflicts of interest.

        17.2 Leaving those powers reserved by law to the Statutory Auditors, a meeting must also take place when at least three Directors or a Managing Director make a written request to the Chairman with an indication of their reasons.

        17.3 Meetings of the Board of Directors are usually held at the registered office of the Company. The Board of Directors may also meet in any other place in Italy or abroad.

        17.4 Notice of the meeting, with a summary agenda of the matters to be discussed, must be sent to the Directors and to the Statutory Auditors in office at least five days before that fixed for the meeting by registered post or telegram or telex or telefax. In cases of particular urgency, the meeting may be held with simple advance notice of 24 hours by any suitable means.

        17.5 Meetings of the Board of Directors can be validly held by videoconference, provided that the precise identification of the persons qualified to participate can be validly ensured, as well as the possibility for all participants to take part, in real time, in the discussion about all the business on the agenda. However, at least the Chairman and the Secretary must be present in the location where the Board meeting has been called, wherever the same shall be considered held.

        17.6 To approve the decisions of the Board a majority of the Directors in office must be present at the meeting. Decisions are taken according to absolute majority of the votes of the members present excluding abstentions. Decisions concerning the nomination of the Deputy Chairman or Deputy Chairmen, of the Executive Committee, of the Managing Director or Managing Directors are properly taken with a yes vote from half plus one of the Directors in office. In case of a tie, the Chairman's vote prevails.

        17.7 The minutes of the meeting of the Board of Directors are edited and transcribed in the register of minutes by a Secretary designated by the Board.

        17.8 Copies and abstracts of the minutes are certified with the declaration of conformity, signed by the Chairman and by the Secretary.

        17.9 In meetings that the Board wishes to keep confidential, the duties of the Secretary will be carried out by the youngest Director present.

        17.10 The agenda for the Board of Directors and for the Executive Committee are prepared by the Managing Director or Managing Directors according to the powers delegated to them.

        17.11 In particular, the Managing Director or Managing Directors are responsible for the general management of the Company, for business and lending as well as personnel management.

ARTICLE 18

        18.1 The Chairman is the legal representative of the Company in dealings with third parties.

        18.2 Furthermore, the Chairman:

          a)    chairs the meetings of the Board of Directors and the Executive Committee;

          b)    prepares the agenda of the meetings of the Board of Directors and the Executive Committee, taking account also of the proposed agenda prepared by the Managing Director or Managing Directors;

          c)     authorises any legal, administrative and executive action in every competent court and in whatever level of jurisdiction with the ability to abandon it, to withdraw from proceedings and to accept similar withdrawals or relinquishments from other parties involved, with all subsequent powers and with the obligation to refer to the Executive Committee on the decisions taken;

          d)    takes, in agreement with the Managing Director, or with the respective Managing Director in the case of more than one Managing Director, whatever provisions may be urgent in the interests of the Company, referring them to the Board of Directors or the Executive Committee at their next meeting;

          e)    exercises the role of coordination of the business of the Company.

        18.3 In the case of absence or other impediment of the Chairman, his powers in all respects will be taken on by the Deputy Chairman, or in the case of the nomination of more than one Deputy Chairman according to Article 15 above, the first nominated Deputy Chairman or, in case of the same date of nomination, the oldest in age. In the case of absence or other impediment of the same, the oldest by age will take his position.

        18.4 When all the Deputy Chairmen are absent or disabled, the powers of the Chairman pass to the Managing Director or Managing Directors and, in order, to the other directors, according to the order of succession fixed by the Board of Directors.

SECTION V
BOARD OF STATUTORY AUDITORS

ARTICLE 19

        19.1 The Shareholders' Meeting elects the Board of Statutory Auditors, composed of five Statutory Auditors in office and two Alternate Statutory Auditors.

        19.2 The Statutory Auditors are in office for three years—except for changes in law—and they may be re-elected.

        19.3 At least two of the Statutory Auditors in office and at least one of the Alternate Statutory Auditors are chosen from among those registered in the register of accounting auditors who have carried out legal accounting audit work for a period of no less than three years.

        19.4 Those Statutory Auditors who do not possess the requirement set out in the preceding paragraph are chosen from among those who have obtained a total experience of at least three years in:

          1)    administration or control or management duties in companies with equity capital of no less that two million Euro, or

          2)    professional activities or regular university teaching in law, economics, finance, banking, insurance or other subjects related to banking activities, or

          3)    management duties in public bodies or public administration operating in the banking, finance and insurance sectors.

        19.5 The whole Board of Statutory Auditors is nominated on the basis of lists presented by the shareholders in which the candidates must be listed in numerical order.

        19.6 To apply paragraphs 3 and 12 of the present article, when the list is composed of four or more candidates, the fourth candidate and at least one of the first three must have the requirements as in paragraph 3; when the list is composed of fewer than four candidates at least the first of them must have the same requirements.

        19.7 The lists must be deposited at the registered office and published in at least two Italian daily newspapers with national distribution, of which one devoted to economic news, at least 10 days before the day fixed for the Shareholders' Meeting at first call.

        19.8 Every Shareholder can present or contribute to the presentation of only one list and each candidate can present himself in only one list or otherwise be declared ineligible.

        19.9 Only those Shareholders who themselves or together with other shareholders represent at least 1% of the shares with voting rights in the ordinary shareholders' meeting have the right to present lists. In order to prove their ownership of the number of shares necessary for the presentation of the lists, the shareholders must at the same time present, at the registered office, the certificates confirming their participation in the central securities management system.

        19.10 Together with each list, and before the time of depositing the list at the registered office, the CurriculumVitae of each candidate must be deposited, undersigned by the same, and the declarations by which the individual candidates accept their candidature and affirm, at their own responsibility, that there are no reasons for ineligibility or conflict of interest as well as the existence of the necessary qualification required by the regulations in force to carry out the duties of Statutory Auditor.

        19.11 Everyone having the right to vote may vote for only one list.

        19.12 At the election of the Board of Statutory Auditors, the procedures are as follows:

          a)    from the list which obtains the majority of the votes by the shareholders, in the numerical order in which they are listed in the list, three Statutory Auditors in office and one Alternate Statutory Auditor;

          b)    the remaining two Statutory Auditors and one Alternate Statutory Auditor are taken from the other lists; in order to do this, the votes obtained by the lists themselves are divided successively by one, two and three. The quotients thus obtained are assigned in order to the candidates of each of the said lists according to the order set respectively in each. The quotients thus attributed to the candidates on the various lists are then placed in a single descending order: the Statutory Auditors in office are those who have obtained the highest two quotients and the supplementary Statutory Auditor is the one who has obtained the highest third quotient.

          In the case in which more than one candidate obtains the same quotient, the candidate from the list which has still not elected a Statutory Auditor will be elected; in the case in which none of the lists has yet elected a candidate, there will be a new vote of the whole Shareholders' Meeting and the candidate who obtains a simple majority of the votes will be elected.

        19.13 For the nomination of Statutory Auditors not elected for whatsoever reason according to the aforesaid procedures, the Shareholders' Meeting will approve according to relative majority.

        19.14 The chairmanship of the Board of Statutory Auditors is taken by the person indicated in the first place in the list which has obtained the majority of the votes. In case of his substitution the chairmanship falls, until the end of term of the Board of Statutory Auditors, on the next following person indicated in the same list.

        19.15 In the case of the substitution of a Statutory Auditor taken from the list which has obtained the majority of the votes cast by the shareholders, the alternate will come from the same list; in the case of the substitution of a Statutory Auditor taken from the other lists, the alternate will be nominated according to the method set out in point (b) in this article. Whenever it may be necessary to keep up minimum number di Statutory Auditors in office with the requirements as per paragraph 3 of the present article, the alternate with the same requirements will in any case enter.

        19.16 The nomination of Statutory Auditors to make up the Board of Statutory Auditors according to Article 2401 of the Civil Code is made by a relative majority of the Shareholders' Meeting.

        19.17 The Shareholders' Meeting fixes the remuneration of the Statutory Auditors. The Shareholders' Meeting may also decide, in addition to the remuneration, the payment to each Statutory Auditor of a fixed sum for every attendance at the meetings; the Statutory Auditors have the further right to reimbursement of expenses incurred in the course of their duties and to the payment of daily allowances as decided by the Shareholders' Meeting.

        19.18 The members of the Board of Statutory Auditors cannot be in office in more than five offices as Statutory Auditor in office in other quoted companies with the exception of companies controlled by SANPAOLO IMI S.p.A.

SECTION VI
MANAGEMENT

ARTICLE 20

        20.1 The Board of Directors nominates one or more General Managers and one or more Deputy General Managers and determines their roles and the length of their term of office. Alternatively, the

Board of Directors nominates a Central Management and determines the number of its members, establishing the assignment of responsibilities as well as the division of functions among the members.

        20.2 The General Manager or General Managers, or the Central Management, report in the exercise of their responsibilities to the Managing Director or Managing Directors; they execute the decisions taken by the Board of Directors, by the Executive Committee, by the Chairman and by the Managing Director or Managing Directors; they manage all current business, supervise the structure and functioning of services, allocate responsibilities and positions to staff with the exclusion of Top Management. They may delegate, also internally and in continuity, their own powers to the Deputy General Managers, Top Management, Senior Management and other Personnel from Head Office, the regional organisation and the branches.

SECTION VII
LEGAL REPRESENTATION AND CORPORATE SEAL

ARTICLE 21

        21.1 The legal representation of the Company, concerning third parties and in proceedings, and the corporate seal lie with the Chairman and, in the case of his absence or inability, with the Deputy Chairman or Deputy Chairmen, in order of length of service and age and, in their absence, with the Managing Director or Managing Directors separately. The Board may, for specific types of actions and business, delegate representative powers, with the ability to sign on behalf of the Company, to the Managing Director or Managing Directors, to individual Directors, to the General Manager or General Managers, to the Deputy General Manager or Deputy General Managers, to the staff of the Central Management, to Top and Senior Management and to other employees of the Company, determining the limits and the methods of use of such seal.

        21.2 In cases in which the current Articles of Association allow substitutions for absence or impediment, the action of the substitute has legal force in dealings with third parties.

SECTION VIII
FINANCIAL RESULTS AND PROFITS

ARTICLE 22

        22.1 The financial year closes at December 31 each year.

        22.2 Of the net profits deriving from the financial results, an amount equal to 10% shall be transferred to the legal reserve until it amounts to one fifth of the equity capital.

        22.3 A further share, equal up to 5% of the their nominal value, shall be reserved for preference shares.

        22.4 The Shareholders' Meeting, on the proposal of the Board of Directors, will decide on the allocation of the remaining profit after provisions to the legal reserve and the allocation to preference shares.

        22.5 The dividends will be allocated, equal up to the amount paid to preference shares, to ordinary shares and, then and equally, to all shares.

        22.6 When dividends of less than 5% are allocated to preference shares in any one year, the dividends will be cumulated in the following two years.

        22.7 Dividends not claimed within five years following the day on which they are available, will be retained by the Company and placed to reserves.

        22.8 The Board of Directors may approve the distribution of partial payments in advance of the dividends in the manner and within the limits set by the regulations in force at the time.

SECTION IX
STATUTORY OFFICES

ARTICLE 23

        23.1 Current legislative, regulatory and supervisory rules concerning requirements of professional and honourable standards apply to the Offices established in the current Articles of Association.

SECTION X
WINDING UP

ARTICLE 24

        24.1 Given any different law provisions, if there is a reason for winding up, the Shareholders' Meeting will establish the manner of liquidation, nominating one or more liquidators.

        24.2 Preference shares, in the case of winding up or liquidation, will have the right to reimbursement of capital up to their nominal value.

QuickLinks

  Exhibit 1.1
SANPAOLO IMI S.p.A.
ARTICLES AND BY-LAWS
CONTENTS
SECTION I CONSTITUTION—REGISTERED OFFICE—LIFE AND PURPOSE OF THE COMPANY
SECTION II EQUITY CAPITAL AND SHARES
SECTION III SHAREHOLDERS' MEETING
SECTION IV DIRECTORS
SECTION V BOARD OF STATUTORY AUDITORS
SECTION VI MANAGEMENT
SECTION VII LEGAL REPRESENTATION AND CORPORATE SEAL
SECTION VIII FINANCIAL RESULTS AND PROFITS
SECTION IX STATUTORY OFFICES
SECTION X WINDING UP